EXHIBIT 8.1
                                                                    -----------



           [LETTERHEAD OF PAUL WEISS RIFKIND WHARTON & GARRISON LLP]



                                           May 7, 2007


Nexen Inc.
801 - 7th Avenue S.W.
Calgary, Alberta
Canada
T2P 3P7


Dear Ladies and Gentlemen:

         In connection with the Registration Statement on Form F-3 (the "Registration Statement") filed by Nexen Inc. (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules"), we have been requested to render our opinion as to the matters hereinafter set forth. Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Registration Statement.

         In this regard, we have reviewed copies of the Registration Statement (including the exhibits and amendments thereto) with respect to the Company's registration of 2,000,000 common shares (the "Common Shares") of the Company that are to be sold from time to time pursuant to the Company's amended and restated Dividend Reinvestment Plan. We have also made such other investigations of fact and law and have examined the originals, or copies authenticated to our satisfaction, of such other documents, record, certificates  or  other  instruments  as  in  our  judgment  are  necessary  or

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ABG Sundal Collier Norge ASA                                                  2
Deutsche Bank AG, London Branch


appropriate to render the opinion expressed below. Additionally, the Company has made factual representations to us with respect to, among other things, their prior, current and projected operations, revenues and assets. We have relied without independent investigation upon the accuracy of such representations.

         The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

         Based upon and subject to the foregoing, in our opinion the statements of law and legal conclusions as to the United States Federal income tax matters set forth under the caption "United States Tax Federal Income Considerations" in the prospectus are correct in all material respects. In this regard, however, we note that the statements as to the Company's beliefs and intentions as to factual matters represent the views of the Company's management and do not represent legal opinions of its counsel.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the Rules.

                               Very truly yours,


                               /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

                               PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP